UNITED STATESSECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 2 TO THE FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 GLASS WAVE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	7990	47-0930829
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

207 – 2525 Quebec Street, Vancouver, British Columbia Canada V5T 4R5 (604) 731-1412
(Address and telephone number of registrant’s principal executive offices)

Incorp Services 6075 South Eastern Avenue, Suite 1, Las Vegas, Nevada 89119-3146 Telephone: (800) 246-2677

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald, Esq.
Clark Wilson LLP
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	3,030,000	$0.15(2)	$454,500	$53.49
Total Registration Fee				$53.49

(1)          An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)          Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

_____, 2005

GLASS WAVE ENTERPRISES, INC.

A NEVADA CORPORATION

3,030,000 SHARES OF COMMON STOCK OF GLASS WAVE ENTERPRISES, INC.

_________________________________

This prospectus relates to 3,030,000 shares of common stock of Glass Wave Enterprises, Inc., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a fixed price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms “we”, “us”, “our”, and “Glass Wave” mean Glass Wave Enterprises, Inc. and our wholly owned subsidiary, Astro Nutrition Inc., unless otherwise indicated.

All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the State of Nevada on May 12, 2004 and commenced operations commensurate with the acquisition of Astro Nutrition Inc. on January 31, 2005. Our wholly-owned subsidiary, Astro Nutrition, was incorporated in British Columbia, Canada on November 25, 2004. Through our wholly-owned subsidiary Astro Nutrition we sell a range of health products and herbal remedies. Astro Nutrition targets the health product market of health food supplements and herbal remedies by catering mainly to the European and Asian markets. Through our website “astronutrition.com” we offer over 300 products from approximately 80 manufacturers. Information contained in our website does not form part of this prospectus.

The address of our resident agent in Nevada is located at 3155 E. Patrick Lane, Suite 1, Las Vegas, Nevada 89120-3481. Our principal executive offices are located at 207 – 2525 Quebec Street, Vancouver, British Columbia, Canada V5T 4R5. Our telephone number is 604.731.1412. We have one wholly-owned subsidiary, Astro Nutrition, a British Columbia, Canada corporation incorporated on November 25, 2004 and its principal office is located at 207 – 2525 Quebec Street, Vancouver, British Columbia, Canada V5T 4R5.

We are a development stage company. In order to fund our plan of operation, we anticipate that we will require an additional $53,000 to $107,000 through January 31, 2006.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended January 31, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 3,030,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.15 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 17 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 11,630,000 shares of our common stock issued and outstanding as at October 1, 2005.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The following information represents selected audited financial information for our company for the fiscal year ended January 31, 2005, from November 25, 2004, the date of inception, to January 31, 2005 and selected unaudited quarterly financial information for the six months ended July31, 2005. The summarized consolidated financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 29 of this prospectus.

	From November 25, 2004 (Date of Inception) to January 31, 2005(1)	Six Months Ended July31, 2005
Revenue(2)	$28,261	$331,008
Net Income (Loss) for the Period	$1,959	$75,682
Income Per Share - basic and diluted	$0.02	$0.01
	As at January 31, 2005	As at July 31, 2005
Working Capital (Deficiency)	$(517)	$131,798
Total Assets	$28,392	$229,312
Total Number of Issued Shares of Common Stock	100,000	11,630,000
Weighted Average Shares Outstanding	100,000	10,381,657
Retained Earnings	$1,959	$77,641
Total Stockholders’ Equity	$1,913	$136,326
(1)	Our subsidiary was incorporated on November 25, 2004 and we have not completed a full financial fiscal year.

(2)	All revenue reported is revenue generated by our subsidiary, Astro Nutrition.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal revenues from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

To date we have not generated significant income from our operations and we have been dependent on sales of our equity securities to meet the majority of our cash requirements. Since we commenced our business operations, we have generated $28,261 in revenue from the sale of health products from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005 and we have generated $331,008 for the six months ended July 31, 2005. We generated net income of $1,959 for the fiscal period ended January 31, 2005 and $75,682 for the six months ended July 31, 2005. We had a working capital deficiency of $(517) as at January 31, 2005 and working capital of $131,798 as at July

31, 2005. We expect to generate a moderate positive cash flow from operations in the near term. Between January 1, 2005 and October 1, 2005, we received an aggregate of $57,750 gross proceeds from private placement financings in which we sold shares of our common stock. We estimate that we will require between $53,000 and $107,000 to carry out our business plan for our fiscal year ending January 31, 2006. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to continue to develop our website to respond to competitive pressures, to sign distribution agreements with manufacturers and suppliers of health products or to respond to unanticipated requirements or expenses. If we are not able to generate significant revenues from the sale of health food supplements we will not be able to maintain our operations or achieve a profitable level of operations.

We have only commenced our business operations in January, 2005 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. Our operating activities since our incorporation on May 12, 2004 consisted primarily of acquiring a health products retail company, which acquisition occurred on January 31, 2005, and continuing to market health related products. On January 31, 2005, we acquired all the outstanding shares in Astro Nutrition, a British Columbia, Canada company which retails health products and herbal remedies through its website at www.astronutrition.com. Astro Nutrition was incorporated on November 25, 2004. We are continuing to develop and expand our website and the products we offer. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainties regarding our level of future revenues and our inability to budget expenses and manage growth accordingly and our inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the health products industry make it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which may result in the loss of some or all of your investment in our common stock.

The fact that we are in the early development of our company and that we have only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ report in connection with our audited consolidated financial statements.

We are in the development stage and have generated limited revenues since our inception on May 12, 2004. Since we are still in the early stages of developing our company and because of the lack of business operations at January 31, 2005, our independent auditors’ report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our website gains significant popularity. Between January 1, 2005 and October 1, 2005, we raised $57,750 through the sale of shares of our common stock. We estimate our average monthly operating expenses, not including one time expenses in marketing and in completing construction of our website (which one-time expenses are estimated to be $60,000 for the period ending January 31, 2006), to be approximately $5,000 per month. At this rate we will not be able to expand our operations beyond current levels without generating significant revenues from our operations or obtaining further financing. Our primary source of funds has been the sale of our common stock. We cannot assure that we will be able to generate enough interest in our website and products by consumers of health products. If we cannot attract a significant number of customers, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on the financial statements for the period ended January 31, 2005.

We will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to scale back or cease operations or discontinue our business.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our website and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

As a result of entering into 32 subscription agreements on March 1, 2005, our company anticipates that the funds raised from such private placements may be sufficient to satisfy our cash requirements for the balance of the year ending January 31, 2006. However, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

- we incur unexpected costs in expanding our website or encounter any unexpected technical or other difficulties;

- we incur delays and additional expenses as a result of technology failure;

- we are unable to create a substantial market for our products; or

- we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of such operations.

We will depend almost exclusively on outside capital to pay for the continued development and marketing of our products. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our health product sales operations and so may be forced to scale back or cease operations or discontinue our business.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to protect our internet domain name, our efforts to increase public recognition of our brand may be impaired.

We currently hold the internet domain name “astronutrition.com”. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in Canada and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our website and sales. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to our domain names, and infringing upon or otherwise decreasing the value of any future trademarks or other proprietary rights that we may develop. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade names.

The establishment and maintenance of brand identity of our website and health products is critical to our future success. If we are unable to provide competitive health products or otherwise fail to promote and maintain our brands, we may never achieve a profitable level of operations.

We offer health products on our website. Since we expect that in the future, substantially all of our revenues will be generated from product sales through our website, market acceptance of our website is critical to our future success. Factors such as market positioning, the availability and price of competing health products, and the introductions of new products will affect the market acceptance of our health products.

We believe that establishing and maintaining brand identity of our website will help increase the awareness of our health products. Promotion of our products will depend largely on our success in continuing to provide a high quality online website. In order to attract and retain consumers of our products and to promote and maintain our brand in response to competitive pressures, we may increase our financial commitment to creating and maintaining a distinct brand loyalty among our consumers. If we are unable to provide high quality, competitively priced health products, or otherwise fail to promote and maintain our brand, incur excessive expenses in an attempt to improve, or promote and maintain our brand, we will not achieve profitable operations and you may lose some or all of your investment in our common stock.

We currently do not have any intellectual property rights. If we are unable to protect our “Astro Nutrition” trade name and products, our efforts to increase public recognition of our “Astro Nutrition” brand may be impaired and we may be required to incur substantial costs to protect our name and products.

We have not made any applications for the protection of our intellectual property rights. As a consequence we may not be able to prevent the unauthorized use of our “Astro Nutrition” trade name and products. We may be unable to prevent third parties from acquiring and using names or products that are similar to, infringe upon or otherwise decrease the value of our name, our products, and other proprietary rights that we may hold. We may need to bring legal claims to enforce or protect any intellectual property rights that we assert. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade name and products.

If our operations are disrupted by technological or other problems, we may not be able to generate revenues from the sale of our products.

Our systems could be overwhelmed or could fail for any number of reasons. We currently promote and sell our product exclusively through the internet. Heavy usage volumes could cause significant backlogs or could cause our systems to fail. We may not be able to expand and upgrade our technology and network hardware and software to accommodate increased usage by our customers on a timely basis. Also, our systems, and those of the third parties on which we depend, may not operate properly in the event of:

- a hardware or software error, failure or crash;

- a power or telecommunications failure;

- human error; or

- a fire, flood or other natural disaster.

Our systems may be more likely to suffer problems while we implement upgrades to our network hardware and software. Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

The computer servers which house the data storage and software of our company are housed at the data center of Groovy Web Services, a non-related, Vancouver based company. If the systems of this company slow down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation and cause customers to choose other health product vendors. We currently do not have any property and business interruption insurance to compensate us for all losses we may incur. If any of these circumstances occur, then our ongoing operations may be harmed to the extent that we will be unable to sell our products through our website and as a result you may lose some or all of your investment in our common stock.

Because we face intense competition, an investment in our company is highly speculative.

Our domain name “www. astronutrition.com” and our health products are critical to our success. The health product industry is characterized by intense and substantial competition. We believe that our website will have to compete with large and established companies such as “bodybuilding.com” and “herbalremedies.com” (information on these websites and the companies that operate them does not form part of this prospectus), as well as other small to medium sized internet retailers of health products.

These existing and future competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to customers and adopt more aggressive pricing policies than we do. Increased competition by these existing and future competitors will negatively affect our ability to maintain or expand our operations, or achieve profitability.

New or amended government regulation in our home or foreign jurisdictions could adversely impact our business and operations.

We may be subject to additional laws and regulations or a change in the current laws and regulations by Health Canada in regards to our Canadian operations and other national, regional and local laws by any foreign jurisdiction that we sell our products into. In addition, we may be subject to more stringent interpretations of current laws or regulations. We are unable to predict the nature of such laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. We also cannot predict what effect these regulations, and the related publicity from promulgation of such regulations, could have on consumer perceptions related to the market for our products. Our company and our customers depend on positive publicity as it relates to the efficacy and overall health benefits derived from certain products we sell. Any negative publicity could have a material adverse effect on our business, financial condition, results of operations and cash flow. If any new regulations are promulgated within Canada, we may be forced to abandon the sale of some of our products. Our failure to comply with applicable laws within Canada could result in, among others, injunctions, recalls, product seizures and fines.

We sell products to foreign jurisdictions, other than the United States, where our customers are subject to foreign regulation. Although compliance with such foreign governmental regulation is the responsibility of our customers, such regulations may prevent, delay or prohibit entry of our products into such jurisdiction or may impose additional costs, taxes and duties to the retail cost of our products which may deter potential customers from ordering our products. Any prohibition of our products from such foreign jurisdictions, any adverse change in existing regulation, or any imposition of new regulations, could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We depend on Chester Ku and Bianca Knop as the directors and officers of our company to operate our business and if either of these individuals leaves our company and we are unable to hire and replace such persons with qualified personnel, our results of operations will be adversely effected in a material manner.

Our president, secretary, treasurer and director, Chester Ku, handles all of the responsibilities in the area of corporate administration, business development and research. Ms. Bianca Knop was appointed vice-president on January 1, 2005 and a director on February 22, 2005. In addition, Mr. Ku has also provided us with capital raising services. The loss of the services of any of these directors, executive officers or key personnel, or the inability to identify, hire, train and retain other qualified directors, executive officers or personnel in the future would have a material adverse affect on our business, financial condition and operating results. We do not maintain any life insurance policies on any of these directors, executives, or key personnel for our benefit. If they sell all or most of their shares common stock, they may no longer have an incentive to remain with us, which would damage our business.

Bianca Knopp, one of our directors and officers, is engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

One of our directors and officers is involved in other business activities. Bianca Knop, our Vice-President and director, is employed full time as a freelance fitness consultant. As a result of this other business activity that Ms. Knop is involved in, she may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors, in the aggregate, beneficially own 73.83% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 common shares, of which 11,630,000 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 26.17% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page ~~34~~37 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 14, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 3,030,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act.

The selling stockholders will sell their shares of our common stock at a fixed price $0.15 per share until our common stock is quoted on the Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a fixed price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. The offering price of $0.15 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $20,000.

DILUTION

The common stock to be sold by the selling stockholders is the 3,030,000 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 3,030,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 1, 2005 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Glass Wave Enterprises, Inc.	Common Shares owned by the Selling Stockholder (2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Irwin Lee	90,000	90,000	Nil	0%
Fabyo Araujo	90,000	90,000	Nil	0%
Robin Varley	105,000	105,000	Nil	0%
Andrew Walter	60,000	60,000	Nil	0%
Fred Masse	100,000	100,000	Nil	0%
Eric Masse	80,000	80,000	Nil	0%
Dallas Bolton	100,000	100,000	Nil	0%
Theresa Martin	90,000	90,000	Nil	0%
Reid Parr	120,000	120,000	Nil	0%
Melanie Mageau	100,000	100,000	Nil	0%
Matt Sullivan	100,000	100,000	Nil	0%
Brian Wong	90,000	90,000	Nil	0%
Melissa Sevigny	130,000	130,000	Nil	0%
Eliza Henshaw	100,000	100,000	Nil	0%
Meg Chamberlin	80,000	80,000	Nil	0%
David Hardy	90,000	90,000	Nil	0%
Jennifer Goodson	90,000	90,000	Nil	0%
Don Campbell	80,000	80,000	Nil	0%
Emily To	80,000	80,000	Nil	0%
Drew Malcolm	95,000	95,000	Nil	0%
Steve Geszler	80,000	80,000	Nil	0%
Darren Stoupe	90,000	90,000	Nil	0%
Erica Dunham	100,000	100,000	Nil	0%
Kevin Mcclay	120,000	120,000	Nil	0%
Michael McIntosh	90,000	90,000	Nil	0%
Eric Nyberg	100,000	100,000	Nil	0%
Ryan Thompson	100,000	100,000	Nil	0%
Sam Issari	75,000	75,000	Nil	0%
Mack Hardy	100,000	100,000	Nil	0%
Sean Conner	120,000	120,000	Nil	0%
Carmen Bishop	85,000	85,000	Nil	0%

Shawn Sabhaney	100,000	100,000	Nil	0%
Total:	3,030,000	3,030,000

(1)  Assumes all of the shares of common stock offered are sold. Based on 11,630,000 common shares issued and outstanding on October 1, 2005.

(2)  Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

We sold 100,000 shares to Chester Ku at $0.001 per share on January 14, 2005. We also sold an aggregate of 8,500,000 shares to Chester Ku and Bianca Knop at $0.005 per share in February of 2005. These shares are not being registered under this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board.  The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)    block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)    purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange or quotation system;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(f)	a combination of any aforementioned methods of sale.
The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Pacific Stock Transfer (Suite 240, 500 East Warm Springs Road, Las Vegas, Nevada 89119, telephone: 702.361.3303).

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chester Ku	President, Secretary, Treasurer and Director	31	President, Secretary and Treasurer since January 14, 2005 Director since May 13, 2004
Bianca Knop	Vice-President and Director	26	Vice-President since January 1, 2005 Director since February 22, 2005

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Chester Ku, President, Secretary, Treasurer and Director

On May 13, 2004, Mr. Ku was appointed as a director and at January 14, 2005 was appointed president, secretary and treasurer of our company. Mr. Ku completed his Aided Design and Drafting program as a computer programmer and analyst in the spring of 1995 from CDI College in Montreal, Quebec. He went on to head the technical support team at ADP Systems Informatiques and was responsible for software development of custom accounting and payroll software from May 1995 to September 1996. In April 1997 he joined CIBC VISA, as a customer service representative working with the “help desk”, providing second-level support and resolving escalated calls by irate customers. In June of 1999, he completed the Canadian Securities Course and joined CIBC Wealth Management working as a Registered Representative. His primary role was providing order execution for online brokerage clients. He obtained his Derivatives Fundamentals, Options Licensing, Professional Financial Planning and Technical Analysis certificates during that time. Mr. Ku accepted a buyout package from CIBC Wealth Management in April 2002. He began to develop Astro Nutrition in October of 2004. Mr. Ku has not served on the board of directors of any public reporting companies.

Mr. Ku currently spends approximately 60 hours per week providing services to our company, which represents all of his working hours.

Bianca Knop, Vice-President and Director

Ms. Knop was appointed Vice-President of the Company on January 1, 2005 and director of the Company on February 22, 2005. Bianca Knop began her career in the sport and fitness industry at the University of British Columbia. In addition to completing her Bachelor of Human Kinetics degree in Leisure and Sports Management in 2002, she also became certified as a senior fitness instructor and a “keiser spinning” instructor in November1995. She applied these skills as a personal trainer for two years from September 1999 to April 2001 at the Coast Club Tennis and Fitness Centre where she worked closely with the “changing ageing program”. After graduating in 2001, Ms. Knop worked in the sales department of Mount Seymour Resorts from September 2001 to April 2004. Ms. Knop was an adventure tour guide at Moose Travel Network Ltd. from April to September during 2003 and 2004.

Ms. Knop currently spends approximately 3 to 5 hours per week providing services to our company, which represents approximately 10% of her working hours. She spends the remainder of her working hours working as a freelance fitness consultant.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Promoters

The promoters of our company are our president, secretary, treasurer and director, Chester Ku, and our vice-president and director, Bianca Knop.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.      any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.      being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 1, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chester Ku Director, President, Secretary and Treasurer 207-2525 Quebec Street Vancouver, BC Canada V5T 4R5	6,600,000	56.56%
Bianca Knop Director and Vice-President 307 – 1110 W 10th Avenue Vancouver, BC Canada V6H 1J1	2,000,000	17.27%
Directors and Officers (two) (as a group)	8,600,000	73.83%
(1)	Based on 11,630,000 shares outstanding as of October 1, 2005.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. As at October 1,  2005 we had 11,630,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Staley, Okada & Partners, Chartered Accountants, to audit our financial statements for the period ended January 31, 2005. There has been no change in the accountants and no disagreements with Staley, Okada & Partners, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Glass Wave Enterprises, Inc. included in this registration statement have been audited by Staley, Okada & Partners, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director’s duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 207-2525 Quebec Street, Vancouver, British Columbia, Canada V5T 4R55, which is the residence of Chester Ku, our President and a director of our company. The office is provided to us at a cost of $795 per month paid to Mr. Ku pursuant to a sub-lease agreement dated March 29, 2005, between our company and Mr. Ku. Pursuant to a renewed lease agreement dated April 24, 2005, between the landlord of the property and Chester Ku, the parties extended the terms of the lease for an additional one year term from May 1, 2005 to April 30, 2006 on similar terms to the original lease dated July 1, 2004. Pursuant to the terms of the renewed lease agreement, the annual rent payment for the entire property is $20,983. The sub-lease agreement operates for a one year term from April 1, 2005 to April 1, 2006. All utility costs are included in the monthly sub-lease payments. This operating facility functions as our main operating facility. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on May 12, 2004 and commenced business operations commensurate with the acquisition of Astro Nutrition on January 31, 2005. Our wholly-owned subsidiary, Astro

Nutrition, was incorporated in the Province of British Columbia on November 25, 2004. The astronutrition.com website and the current business was initially designed by our President Chester Ku. The website was operational in October 2004. In order to develop the business and generate revenues from the sale and distribution of the products offered for sale through his website, Mr. Ku incorporated Astro Nutrition and transferred the assets of the business to Astro Nutrition upon incorporation on November 25, 2004. The assets were transferred from Mr. Ku to his wholly-owned company for nominal consideration due to the fact that the website did not generate significant business. Chester Ku appointed himself as a director and executive officer following the incorporation of his company. Chester Ku remained the sole shareholder of Astro Nutrition until its acquisition by our company on January 31, 2005. Astro Nutrition was acquired by our company pursuant to a share purchase agreement dated January 31, 2005 between our company and Chester Ku. Pursuant to the terms of the share purchase agreement, our company issued Chester Ku a promissory note of $100 as consideration for the purchase by our company of all the issued and outstanding shares of Astro Nutrition. At the time of the acquisition transaction, Chester Ku, in his capacity as executive officer of Astro Nutrition, determined the fair market value of the company to be $100.

Our Current Business

Through our subsidiary, Astro Nutrition, we sell a range of health products and herbal remedies. Astro Nutrition targets the market of health food supplements and herbal remedies by catering mainly to the European and Asian markets. We started with less than ten products and have grown to offer over 300 products from approximately 80 manufacturers. We sell our products to customers from any country other than the United States. Due to prohibitive regulatory costs associated with complying with United States laws and regulations, our company screens all orders using credit card verification to determine the country of residence of the customer. All orders by United States customers are cancelled and the funds are reimbursed to the client’s credit card account. Other than through the development of our website, our company does not actively pursue any arrangements to increase our company’s profile in any country.

Astro Nutrition was conceived to supply health food supplements to individuals who are looking at increasing their mass, losing weight or staying fit. We believe target consumers for this market are no longer limited to bodybuilders and athletes, but now include everyday people who are becoming more health conscious.

The astronutrition.com website was initially designed by Chester Ku and made available to the public in October 2004. Mr. Ku subsequently incorporated Astro Nutrition and transferred the business to the company to facilitate the  developmentof the business. The astronutrition.com website was initially marketed in the UK in order to gain market share and help grow a strong base of clients. The UK market was chosen because of the high exchange rate between the Canadian Dollar and the British Pound. On average, one British Pound was equivalent to $1.79 (CAD$2.24) between March 1, 2004 to October 1, 2005.

In January 2005, our newly enhanced Version 2.0 of astronutrition.com was developed and launched by Chester Ku. Version 2.0 of our website was designed with Zen Cart, an open source shopping cart system using Personal Home Page server-side technology. This new version fixed flaws with the order and payment processing and offered new features previously unavailable in Version 1.0 of our website. Version 2.0 supports:

•	Multi-currency options and exchange rates updated daily through Oanda.com, a provider of foreign exchange, currency trading, and information services;
•	Advanced search function by product, category, manufacturer, price or date added to library;
•	Customer login, required acknowledgement of privacy statement, order tracking and order history;
•	Newsletters;
•	Automatic Froogle (smart shopping through Google) data and image feeds of products;
•	Dynamic site map based upon the creation of all categories and sub-categories;

•	Coupon and gift certificate manager for new and loyal customers;
•	PDF catalog;
•	Rotating products and images for monthly specials, new products and featured items; and
•	Customer reviews of products.

British Columbia has numerous businesses engaged in the manufacturing and distribution of nutrition supplements. Astro Nutrition intends on capitalizing on this market opportunity by purchasing primarily Canadian made products at wholesale prices. For example, we have a verbal agreement with Body Energy Club of Vancouver, British Columbia regarding the purchase of supplements at discount prices that are typically 10%-30% below the manufacturer’s suggested retail price. Body Energy Club supplied approximately 99%, or $131,000, of the health products and supplements our company sold from the incorporation date of Astro Nutrition until our six months ended July 31, 2005. Pursuant to the terms of our verbal agreement with Body Energy Club, we purchase products as needed at discount prices depending upon the type of products purchased. We receive a 30% discount on higher margin products and as low as a 10% discount on lower margin products. Inventory is kept to a bare minimum as we are able to purchase items from Body Energy Club only when we receive purchase orders from our customers. This enables us to list hundreds of products while maintaining manageable inventory levels. Either party may terminate the supply relationship at any time without penalty. All products purchased by our company from Body Energy Club are cash on delivery. Due to the large number of alternative suppliers who offer health products and supplements on similar terms as Body Energy Club, we believe that our company will be able to enter into a contract or establish a similar relationship with another supplier on substantially the same terms that exist between our company and Body Energy Club and without significant adverse consequences to our business operations if the current verbal agreement with Body Energy Club is terminated. We do not intend to formalize our verbal agreement with Body Energy Club by a written agreement.

Transactions are handled electronically and product is only delivered after payment has cleared. Our credit card processing is provided by World Pay (a subsidiary of the Bank of Scotland). World Pay is capable of receiving transactions in over 100 currencies. We are charged transaction fees of 3.95% and 4.95% for single and multi-currency transactions, respectively. We may qualify for lower merchant discount rates (up to 1% lower) if sales increase to $75,000 per month and our chargeback rate remains between 0% and 1%. Our other accepted form of electronic payment is available through PayPal, an eBay company, a global leader in online payments.

Current and Anticipated Sources of Revenue

There are over 25 categories of products that are made available by Astro Nutrition and we have identified significant consumer interest in our “Weight Loss” product category, from which approximately 90% of our sales originate.

The remaining 10% of our current revenue is spread among our other product lines. We continue to expand our catalog of products with the goal of increasing our available items to 500 by December 2005. New products may include items such as herbal teas, aromatherapy products and protein bars.

Future products may also include tanning lotions and bronzers. These products typically have high margins and target the image conscious consumer. Our website currently offers 7 tanning products for sale but our company has not yet generated any sales from such products. If demand for such products increases, Astro Nutrition intends to negotiate with British Columbia wholesalers to advertise the wholesalers’ line of products and purchase such products only after a sale is confirmed in order to minimize inventory levels.

Google AdSense is a free feature that was implemented on our website on April 29, 2005. This customizable program generates potential advertising revenue from each page of the AstroNutrition.com website. AdSense provides a Google search box and delivers pay-per-click relevant ads that are targeted - on a page-to-page basis - to the content found on our site. We receive payment (the exact revenue share is not disclosed) from Google when users click on these sponsored ads. A cheque is mailed approximately 30 days after the end of each calendar month if the earned balance is $100 or more.

Marketing

Pay-per-click search engines are a source of traffic for online retailers such as ourselves. We obtain most of our traffic and subsequent sales from highly-targeted pay-per-click advertising available through Google Adwords and Overture (Yahoo! Search Marketing). The Google Network extends to search and content sites such as About.com, Dealtime.co.uk and AskJeeves. Listings on the Overture network are found on major search engines such as MSN, AltaVista, Yahoo! and Info Space. In the year ending January 31, 2005, over 95% of sales were obtained from these sources. We believe part of our success relates to creating separate advertisements for individual products. Because our gross profit margins are relatively high, we often outbid our competitors and achieve a top five advertising ranking. Such positioning is determined by a bidding process, where a company bids against other people who have chosen the same keywords. The highest bidder appears first in the list of advertisements, the second highest bidder appears second, and so on. For the 2005 fiscal year, we intend on replicating this successful formula with the smaller, niche pay-per-click sites. Cost per click for this type of advertising is generally lower than the traditional search engines. Our current pay-per-click budget is $3,180 per month and we project increasing this budget to $4,770 per month within the next 12 months if we continue to monitor favorable results. The use of “Google AdWords Free Conversion Tracking” application enables Astro Nutrition to monitor keyword conversions and reduce costs when unsuccessful advertising campaigns are identified.

In 2004, Astro Nutrition started a banner advertising campaign with UK-muscle.co.uk (a relatively small UK bodybuilding website). Costing $103 (GBP 54), this 3-month test campaign was created to analyze flow-through traffic patterns from bodybuilding websites. During that period, UK-muscle.co.uk contributed 111 hits to our website. On April 7, 2005, we commenced advertising on MucleTalk.co.uk, at a cost of $620 (GBP 325) for 3 months. Mucletalk.co.uk is the number one UK-based bodybuilding forum with over 5,000 visitors and 50,000 page views per day. This has led to an additional 1000 hits to our site in the last three weeks of April. If positive sales leads result in sales that exceed our $238 monthly budget, we will increase our budget and web presence incrementally. We have renewed our advertising campaign with UK-muscle.co.uk for an additional 6 months ending April 7, 2006 at a cost of $1,182 (GBP 620).

We will be increasing our efforts to achieve free search engine traffic and listings on website directories. Web crawlers, robots and spiders examine all documents on the web and catalog static and dynamic web pages. Web crawlers, robots and spiders are terms that are used to label the software programs used to index websites. Web crawlers, robots, and spiders are used by many companies to retrieve information about websites. They are often automated and are programmed to simply follow hyperlinks throughout the web. Search engines are the most well known users of spiders. Crawlers, robots and spiders make up a significant number of the “website visitors” for a well established site. Crawlers, robots, or spiders are also used by companies which offer link checking or link validation services, and by companies which harvest company contact information or email addresses for sale.

Keyword density is also important for having search engines associate a page with given keywords. We are continually adding more HTML enriched text that should allow for higher search rankings. Currently less than 10% of our traffic comes from free search engine traffic. We will be looking at optimizing our web pages by focusing on keywords and keyword placement to obtain greater search engine visibility.

On July 11, 2005, our company submitted our URL and our site description to DMOZ (Open Directory Project), a website directory. It represents a cost-effective method of advertising that involves submitting links of all products relevant to each category of the site. If our site is accepted into the Open Directory, it may take several months for partner sites, such as AOL, Google, Netscape and Yahoo! to update and list our company’s site. We have restructured our URL and description to DMOZ in September 2005 and are waiting to be added to the directory. There is a shortage of editors available to review sites at DMOZ and we have been advised that it may take several additional weeks or longer before an editor is available to review our site. Our entire online store is now available on Froogle.co.uk. Froogle is Google’s shopping search engine . As of September 1, 2005, we are uploading our database monthly through a Froogle specific feed using Microsoft Excel.

Finally, we plan to integrate a reciprocal link exchange application to our online site in order to increase our search engine ranking. Search engines don’t just look at the content of a site to determine a match for a search. They also look at the number of outside websites that can validate, by linking, a good match for a particular search word or phrase. Because it increases search engine positioning, link exchange will continue to be an essential factor in our marketing initiatives. The purpose of this program will be to connect relevant high quality, content rich resources with astronutrition.com at no cost. We are considering creating a “Links” tab on our website to further this objective.

Technology

We host our website and email on servers co-located at Vancouver, British Columbia which are owned and operated by Groovy Web Services. Groovy Web Services provides our company with such services pursuant to a premium managed hosting agreement dated June 10, 2005 and effective as of June 1, 2005, between our company and Groovy Web Services. The agreement is month to month and may be cancelled by either party with 30 days written notice. Groovy Web Services provide high performance bandwidth and secure server co-location facilities with a 99% uptime guarantee. Fees are $139 per month for up to 20 gigabytes of bandwidth. Overage charges are $15.90 per month for each additional gigabyte over the initial 20 gigabytes. There are numerous hosting companies all over North America that could meet our hosting needs, including Bell Canada, Net Nation and GoDaddy in the Vancouver, British Columbia area. In the event that Groovy Web Services ceases operations or discontinues its business relationship with us, we will be able to resume services with another hosting company on substantially similar terms as currently exist between our company and Groovy Web without significant disruption to our business. Our previous hosting provider was cancelled without penalty on June 1, 2005 due to repeated service failures. Our company was able to enter into a new agreement with Groovy Web nine days later on June 10, 2005 with a better service guarantee and a lower monthly rate. As a precaution to any service failures, Astro Nutrition keeps a regular offsite backup of the source code and database contents and structure. The site can be reconstructed from this backup within several hours.

Competition

In addition to competition from website retailers, there is also heavy competition from traditional retail outlets. Competition among the retail stores range from a cluster of small retail outlets to chains of dozens of stores in each state and province. Retail stores are increasing their internet presence and pose significant competition. They have the ability to create brand recognition more effectively because of their physical presence.

Online competitors are mainly based in the United States. These sites offer a large selection of products and market their products worldwide. Advertising and product listings are often quoted in US dollars. They are formidable competitors and we do not intend to compete with these retailers on a price level. Astro Nutrition intends to compete against UK competitors by offering products, that are cheaper to purchase in Canada. Because of the weak Canadian dollar (relative to the UK pound) and the competitive landscape of the nutrition industry, Canada has a competitive cost advantage over UK retailers.

Because of the enormous competition in the health supplement industry, we have chosen to develop our niche by competing with overseas internet retailers. Astro Nutrition’s advertising and products are quoted in the targeted country’s stated currency. Most sites cater to those seeking natural remedies or sports nutrition. We believe that by offering a vast selection of products that cater to both segments, we will increase the traffic on our website and introduce customers to new products. The theory is that increasing sales of one product will generate resulting sales among our other products. We intend on generating brand loyalty and recognition through innovation, excellent customer service, promotions and word of mouth.

The following table is a comparison of selected key products offered by our competitors at prices that do not include volume discounts or promotions. All prices were obtained from our competitors websites on May 25, 2005.

Company and Country of Residence	Main Products Carried	Product Catalog Size	Price Comparison Creatine 500 grams	Price Comparison Caffeine 200 mg	Price Comparison L-Glutamin 300 grams	Price Comparison Xenadrine NRG

1fast400.com United States	Sports nutrition, bodybuilding forum	1000+	$14.99	$5.99	$20.99	$29.99
Bodybuilding.com United States	Sports nutrition, bodybuilding forum	4200+	$12.95	$4.39	$19.49	$32.89
Herbalremedies.com United States	Natural/herbal remedies	1000+	$16.09	$7.99	$27.99 454 grams	n/a
HollandandBarrett.com United Kingdom	Natural/Herbal remedies	1000+	$47.67 (£24.99)	n/a	$57.21 (£29.99)	$76.20 (£39.95)
ReflexActivewear.com Canada	Sports Nutrition	1000+	$15.89 (CAD$19.99)	$5.56 (CAD$6.99)	$23.84 (CAD$29.99)	$32.73 (CAD$49.99)
SNDCanada.com Canada	Sports nutrition	1000+	$19.07 (CAD$23.99)	$3.97 (CAD$4.99)	$26.22 (CAD$32.99)	$34.17 (CAD$42.99)
AstroNutrition.com Canada	Sports nutrition and natural/herbal remedies	300+	$36.22 (£18.99)	$13.33 (£6.99)	$41.95 (£21.99)	$45.76 (£23.99)

Growth Strategy

We plan on growing the company and revenues by increasing our product offering and associated marketing effort for each product. We plan to diversify and offer tanning products, herbal teas, aromatherapy products and energy/protein bars as described above. If we are successful at negotiating an agreement with a supplier, these will be advertised on our site with no required inventory or initial product cost. It is expected that the increased product offerings will assist overall sales through cross marketing and bundling and volume strategies. Because we market our products overseas and we plan to negotiate distribution agreements with companies that market exclusively to the North American market, we expect that there will be little cross-competition between Astro Nutrition and its suppliers.

Employees

Our president, secretary and treasurer, Mr. Chester Ku, and our vice-president, Ms. Bianca Knop, are the only employees of our company. They handle all the responsibilities in the areas of corporate administration, business development and research. Our company intends to periodically hire independent contractors to perform programming, administrative, accounting, shipping and computer programming/consulting duties. We began our policy of hiring independent contractors in June 2005, but have not yet hired any contractors to date in connection with such tasks. Our company will hire additional employees when circumstances warrant. At present, however, our company does not anticipate hiring additional employees in the near future.

Mr. Ku provides all corporate administration, business development and research services. His background is in the brokerage industry, having worked for CIBC Wealth Management. He was licensed as a Registered Representative in all Canadian provinces (with the exception of Quebec) and territories as an equity and options trader. Previously, he was involved in computer programming and analysis. Mr. Ku also provides 75% of the product development, web site maintenance and development, and support services.

The remaining 25% is provided by Bianca Knop. Ms. Knop has a Bachelor in Human Kinetics from UBC and has extensive experience in marketing and sports business management. She was previously an account manager with Mount Seymour Resorts where she was in charge of coordinating promotions and leading sales teams.

Intellectual Property

We currently hold the internet domain name “www.astronutrition.com”. We own all associated logos, animation and custom graphics. We are not aware that our services or proprietary rights infringe the proprietary rights of third parties. However, it is possible that we may receive notices from third parties asserting that we have infringed their trademarks, copyrights or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing textual content, require disputed rights to be licensed from others, or require us to cease the marketing or use of some products, any of which could have a material adverse effect on our business, operating results and financial condition.

Governmental Regulations

Canadian made products undergo approval by Health Canada and each product is assigned an eight digit Drug Identification Number. This number is located on the label of prescription and over-the-counter drug products that have been evaluated by the Therapeutic Products Directorate. A Drug Identification Number lets the user know that the product has undergone and passed a review of its formulation, labeling and instructions for use. This eight digit number, preceded with the letters, “DIN” signifies that a drug product has been reviewed by Health Canada prior to sale for safety and efficacy, and found to have an acceptable risk/benefit profile for the conditions under which it was approved. Health Canada also conducts post-market activities for these products including the monitoring of adverse reactions and complaints regarding quality.

We sell products to foreign jurisdictions, other than the United States, where our customers are subject to foreign regulation. Compliance with such foreign governmental regulation is the responsibility of our customers. Such regulations may prevent, delay or prohibit entry of our products into such jurisdictions or may impose additional costs, taxes and duties to the retail cost of our products which may deter potential customers from ordering our products.

Due to the increased regulation of health products and supplements in the United States, our company does not conduct any sales in this jurisdiction. Within the United States, the manufacture, packaging, labelling, advertising, promotion, distribution and sale of such products are subject to regulation by numerous government agencies, the most active of which are the United States Food and Drug Administration, which regulates products under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder and the United States Federal Trade Commission which regulates the advertising of certain companies’ products under the Federal Trade Commission Act. Due to prohibitive regulatory costs associated with complying with these and other United States laws and regulations, our company screens all orders using credit card verification to determine the country of residence of the customer. All orders by United States customers are cancelled and the funds are reimbursed to the client’s credit card account.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 6 of this registration statement.

Our audited and unaudited consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States generally accepted accounting principles.

Acquisition of Astro Nutrition

On January 31, 2005, we entered into a share purchase agreement among our company and Chester Ku, the holder of all of the issued and outstanding shares of Astro Nutrition and the holder of 6,600,000, or 56.6%, of the issued and outstanding shares of our company.

The closing of the transactions contemplated in the share purchase agreement and the acquisition by our company of all of the issued and outstanding common stock of Astro Nutrition was completed as of January 31, 2005. In accordance with the closing of the share purchase agreement on January 31, 2005, we acquired all of the 100 issued and outstanding common shares of Astro Nutrition in exchange for the payment of $100 to Chester Ku, the former shareholder of Astro Nutrition. As a result of the share purchase transaction, Astro Nutrition became a wholly-owned subsidiary of our company as of January 31, 2005. For financial statement purposes, Astro Nutrition, the acquired entity, is regarded as the predecessor entity and our company is regarded as the successor company as of January 31, 2005.

As the business of Astro Nutrition represents the only business operations of our company, the acquisition of Astro Nutrition is deemed to be a reverse acquisition for accounting purposes. Starting with the periodic report for the quarter in which the acquisition was consummated, our company will file quarterly and annual reports based on the January 31 fiscal year end of Astro Nutrition. Such financial statements will depict the operating results of Astro Nutrition, including the acquisition of our company, from January 31, 2005.

Supplier Agreement

Astro Nutrition currently has a verbal agreement with Body Energy Club to supply our company with products for sale through our website at discount prices that are typically 10%-30% below the manufacturer’s suggested retail price. Body Energy Club supplied approximately 99%, or $131,000, of the products our company sold from the incorporation date of Astro Nutrition until our six months ended July 31, 2005. Pursuant to the terms of our verbal agreement with Body Energy Club, we purchase products as needed without quantity purchase commitments . The discount depends upon the particular product and its wholesale cost. We receive a 30% discount on higher margin products and as low as a 10% discount on lower margin products. In order to decrease our reliance upon Body Energy Club, we have opened retailer accounts with suppliers of alternate products such as PureSource, which carries over 5,700 products, Organika, which carries over 500 products and Upper49th which carries over 200 products. The retailer accounts were established by agreeing to each company’s standard term policies.

Inventory is kept to a bare minimum as we are able to purchase items from Body Energy Club only when we receive purchase orders from our customers. This enables us to list hundreds of products while maintaining manageable inventory levels. Either party may terminate the supply relationship at any time without penalty. All products purchased by our company from Body Energy Club are cash on delivery. We believe that due to the large number of alternative suppliers who offer health products and supplements on similar terms as Body Energy Club, our company will be able to enter into a contract or establish a similar relationship with another supplier on substantially the same terms and without significant adverse consequences to our business operations if the current verbal agreement with Body Energy Club is terminated. We do not intend to formalize our verbal agreement with Body Energy Club by a written agreement. Our company has entered into several verbal agreements, including the one with our primary supplier, even though it is not common practice to do so within our industry.

Results of Operations

Period from November 25, 2004 (date of inception) to January 31, 2005

From the date of the incorporation of Astro Nutrition on November 25, 2004 to January 31, 2005, we had not generated any material revenue. Our operating activities during the period consisted primarily of acquiring our wholly-owned subsidiary, Astro Nutrition and its assets. The acquisition was completed on January 31, 2005.

The period covered by our audited financial statements is from the incorporation date of our subsidiary Astro Nutrition on November 25, 2004 to January 31, 2005 during which we had minimal operations and generated minimal revenue. For the period ending January 31, 2005, we generated $28,261 in revenue. This revenue was generated from sales of our health products through our website astronutrition.com. For this period our operating expenses totalled $14,266, which also consisted of organizational costs for incorporating our company.

As we expand our product line and increase marketing of our website, we intend to increase our products sales such that it represents a more significant portion of our revenue. Management believes this to be the most scalable aspect of our business and will represent the focus of future marketing efforts.

Professional fees were $9,281 represented by fees paid to auditors, accountants and lawyers. We expect professional fees to increase over the next 12 months as we incur legal expenses associated with preparing this registration statement and prospectus.

Advertising expense was $3,430, amortization was $115 and office and general expenses were $1,440.

Six Months Ended July 31, 2005

Revenues were $331,008 for the six months ended July 31, 2005, compared with $28,261 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005. The increase in revenues during our six months ended July 31, 2005 reflects the increasing popularity and usage of our website that has generated increased sales of our products.

Cost of sales was $130,602, or 40% of revenues, for the six months ended July 31, 2005, compared with $10,183, or 36% of revenues, for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005. Cost of sales has increased during the six months ended July 31, 2005 due to the increased sales of our products through our website. We anticipate that cost of goods will rise as our company generates more sales of our products through our website. The percentage of cost of sales to revenues increased during the six months ended July 31, 2005. The increased percentage in cost of goods resulted from the increased number of products that our company sold during this period. Our company purchases products from our supplier at prices that are affected by the discount rate from our supplier. The discount depends upon the particular product and its wholesale cost. Our company receives a 30% discount on higher margin products and as low as a 10% discount on lower margin products. Our company has incurred a higher cost of goods as a result of selling a greater mix of products and from an increased volume of products with a lower discount rate.

Selling, general and administrative expenses were $77,674 for the six months ended July 31, 2005, compared with $14,266 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005. The increase in expenses has resulted in greater advertising, office expenses and general expenses during the six months ended July 31, 2005. Although professional fees have decreased during the six months ended July 31, 2005, our company anticipates that we will continue to incur increasing professional fees, such as legal and accounting fees, as a result of our company intending to become a publicly traded company in the United States.

We reported a net income of $75,682 for the six months ended July 31, 2005, compared with a net income of $1,959 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005.

Liquidity and Capital Resources

Capital Expenses and Sources of Funds

Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations.

There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our health products, the continuing successful promotion of our website, and finally, maintaining a break even or profitable level of operations.

We have incurred operating losses since inception, and this is likely to continue into the year ended January 31, 2006. Management projects that we may require an additional $53,000 to $107,000 to fund our ongoing operating expenditures, working capital requirements for the year ended January 31, 2006, are broken down as follows:

Estimated Capital Expenditures During the Year Ended January 31, 2006
Operating expenditures
Marketing	$110,000 - $125,000
General and Administrative	$8,000 - $16,000
Legal	$12,000 – $16,000
Website development costs	$800 - $2,400
Working capital	$4,000 - $16,000
Total	$134,800 - $175,400

                 Our cash on hand as at July 31, 2005 was $146,634, compared to $17,410 as at January 31, 2005. Subsequent to January 31, 2005, we have effected a series of equity private placements totalling $57,650. As at July 31, 2005, we had working capital of $131,798, compared to a working capital deficiency of $517 as at January 31, 2005. We anticipate that the funds obtained from our private placements, funds generated from ongoing operations and our cash on hand will enable us to address our minimum current and ongoing expenses, continue with  marketing and promotion activity connected with the development and marketing of our health products and limited expansion of our website. We anticipate that these funds and the revenue that we anticipate generating going forward from our operations, will be sufficient to pay for the offering expenses of this offering and will satisfy our minimum cash requirements for the year ended January 31, 2006. If we require any additional monies during fiscal 2006, we plan to raise any such additional capital primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the period ended January 31, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.                  There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our website, the continuing successful development of our website, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

The financial requirements of our company for the next twelve months are primarily dependent upon the financial support through credit facilities of our directors and shareholders and additional private placements of our equity securities to our directors and shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. As our company has determined that we have sufficient working capital for the year ended January 31, 2006, our company has not yet pursued such financing options. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Operating Activities

Operating activities provided cash of $81,294 for the six months ended July 31, 2005, compared to $19,901 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005. The increase in cash received during the six months ended July 31, 2005 was largely the result of increased net income generated from the sale of our products through our website.

Investing Activities

Investing activities used cash of $10,805 for the six months ended July 31, 2005 as a result of the purchase of property, equipment and certain investments. Investing activities used cash of $2,445 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005 as a result of the purchase of property and equipment totalling $2,545.

Financing Activities

Financing activities provided cash of $57,650 for the six months ended July 31, 2005, compared with $1 for the period from our date of inception on November 25, 2004 to our fiscal year ended January 31, 2005. During the six months ended July 31, 2005, our company issued 11,530,000 shares of common stock through private placements that raised $57,650.

         On February 21, 2005, we issued 6,500,000 shares to Chester Ku at an offering price of $0.005 per share for gross offering proceeds of $32,500 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Chester Ku is not a U.S. person as that term is defined in Regulation S.

On February 22, 2005 we issued 2,000,000 shares to Bianca Knop at an offering price of $0.005 per share for gross offering proceeds of $10,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Bianca Knop is not a U.S. person as that term is defined in Regulation S.

On March 1, 2005, we issued 3,030,000 common shares to 32 subscribers at an offering price of $0.005 per share for gross offering proceeds of $15,150 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S.

Future Operations

Our primary objectives in the period ending January 31, 2006 include further development and expansion of our product line. We intend on expanding our line to over 500 sports nutrition, herbal, health and well-being products. Management believes that some of the keys to our success include an increased breadth of products as well as the continuation of our high margins and increasing our product and website marketing expenditures. We plan on releasing more HTML content in the next 12 months, such as newsletters, that will enhance our visibility in the marketplace. We plan to implement Paymentech’s internet merchant gateway with our website shopping cart, Zen Cart. This will enable us to take direct control over payment functionality and take advantage of merchant discount rates starting at 1.9%.

Nutrition Supplement Revenue

Our website commenced selling products in October, 2004 and astronutrition.com sold approximately $35,800 of supplements during the period from the date of incorporation of Astro Nutrition on November 25, 2004 to our fiscal year ending January 31, 2005. From our subsidiary’s incorporation date on November 25, 2004 to January 31, 2005, our company sold approximately $28,300 of product. As a result, $7,500 in revenue was generated prior to the incorporation of our subsidiary. With the release of Version 2.0 of our website on January 22, 2005, we expect sales to increase along with our marketing efforts.

We plan to increase our link popularity in the next twelve months and our expectation is that this will contribute to increased unique visitors. We intend on placing a links tab on the www.astronutrition.com index page. Well placed links represent a good source of consistent and targeted search engine traffic. Most search engines now factor link popularity into their relevancy algorithms. As a result, increasing the number of quality, relevant sites which link to our site can improve our search engine ranking.

Weight loss products represented approximately 90% of our revenue to January 31, 2005, and approximately 95% of our revenue to July 31, 2005. Currently we average approximately $15,900 per month in weight loss product sales which represents over 90% of revenue. Management’s goal is to decrease reliance on this revenue source and increase sales of our other products. We intend on reaching this goal by running monthly specials on non-weight loss categories of products.

Sales are processed through PayPal and World Pay. These companies facilitate electronic payments over the internet in exchange for a transaction fee. The table below describes the transaction fees and discount rates we pay to PayPal and World Pay to process electronic payments we receive through our website:

Merchant Account	Monthly Fee	Per Transaction Fee	Remittance	Discount Rate:
PayPal	$Nil	$0.30 (CAD$0.55), (€0.35), or (£0.20) depending on the payment currency	$Nil	3.5%
WorldPay	$31	$0.12	$4.77	3.95% single currency and 4.95% multi-currency

                 Our “User Agreement” with PayPal is a contract between Astro Nutrition and PayPal and relates to our use of the PayPal payment service and the services provided to us by PayPal. Sales through PayPal are transferred on the last day of each month.

Astro Nutrition has a signed “Customer Agreement” with WorldPay which relates to our use of the World Pay payment service and the services provided to us by World Pay. Chester Ku, our President, also signed a “Personal Guarantee and Indemnity” contract where he agreed, among other things, to indemnify WorldPay against any liabilities. WorldPay deposits funds weekly via bank transfer.

Promotion

We currently promote our website on the internet through search engines, link exchanges and paid internet advertising. Paid internet advertising includes banner ad placement and sponsored listings on niche portal sites that provide directory style listings of nutrition supplements. It also includes pay-per-click text link advertising on several search engines, offered through Overture. We have spent approximately 27,355 on advertising for the six months ended July 31, 2005 on banner placements and pay-per-click text advertisements. We currently spend approximately $15,000 per month on pay-per-click advertising and banner ad placement.

Our customer loyalty rewards program offers new customers $9.54 (£5) off their next purchase of $38.15 (£20) or greater. These “Astro bucks” are inserted in each package that is sent to a customer and is intended to generate brand and loyalty recognition. Muscletalk.co.uk members receive 10% off their total purchase. Other future promotions may include “free shipping” or “25% discount” coupons.

Research and Development

Approximately 500 hours was spent by our company’s personnel on the design and implementation of Version 2.0 of our website. Development of additional modules to our site is an ongoing project. We are currently developing a new customer interface. The design of the new home page was designed at a cost of approximately $2,500 by Thinkprofits.com and is being implemented by our company and HBH Consulting. HBH Consulting billed us $51.00 per hour pursuant to a verbal agreement for their consulting and programming services We anticipate launching the new web pages in November 2005. In the second half of fiscal 2005, we plan on adding unique articles written specifically for astronutrition.com customers. Feature articles may include contributions from clinical herbal therapists, personal trainers, doctors, nurses, nutritionists and group fitness instructors. Capitalizing on the diverse resources available to Astro Nutrition, we seek to educate and enhance the users’ shopping experience. We anticipate entering into verbal contracts with such individuals whereby our company will pay such writers $40 per article which will be available on our website. Our monthly newsletter budget is set at $160 per month. We have had informal conversations with several contacts within the industry including nurses, doctors and personal trainers and we believe we will be able to provide sufficient articles. To date, however, we have not entered into any contracts with such individuals.

We expect to spend $1,600 during our fiscal year ended January 31, 2006 to develop our website and support the new products anticipated for release. Our company has sub-contracted our on-going programming requirements to Hardy Boys Holdings Ltd. Hardy Boys Holdings provides programming services as required pursuant to a verbal agreement for a cost of approximately $48.00 per hour. We expect the useful life of the website to be approximately three years.

Other than $750 spent on graphics work for the reporting interface, no hard costs were incurred for Version 2.0 of our website. Our company’s personnel have invested approximately 200 hours to date into product and information development for Astro Nutrition’s future releases. It is expected that our company’s personnel will invest an additional 300 hours to get new products and articles onsite, in addition to $795 contracting fees for graphical work to support improvement in the user interfaces. Our company intends to sub-contract the graphical work to an independent party as required and our company does not anticipate that we will have any delays or problems associated with identifying and hiring a firm to carry out our graphical work. We anticipate that such work will be conducted on an as-needed basis based upon a verbal agreement. An additional $1,590 may be spent on software upgrades, specifically accounting and digital imaging products during our fiscal year ended January 31, 2006.

Other Expenses

We also incurred expenses unrelated to the website operations including legal expenses relating to the preparation of this registration statement and prospectus. We expect to incur a total of $20,000 in legal expenses related to the preparation and filing of this registration statement and prospectus. After the effectiveness of this registration statement, we expect our ongoing legal expenses to be significantly reduced, averaging less than $500 per month.

In management’s opinion, we need to achieve the following events or milestones in the next twelve months in order for us to become a going concern:

- We must enhance the site by providing more access to HTML-enriched articles and links. Compared to our main competitors, some of whom have in-house bodybuilding forums, our current version lacks content and HTML text. There are also several module enhancements that management believes will assist with astronutrition.com’s competitiveness in the market.

- We must launch all our available products in a timely manner as planned in the spring and summer of 2005.

- We must continue to increase online promotional efforts to market our products and website, encouraging visitors to submit reviews and refer friends. We intend to continue to employ pay-per-click and other cost effective methods to promote our website.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R primarily focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on our company’s results of operations or financial position.

In November 2004, FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43”. SFAS 151 amends the guidance in ARB No. 43, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and are to be applied prospectively. The adoption of this standard is not expected to have a material effect on our company’s results of operations or financial position.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on our company’s results of operations or financial position.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in our financial statements.

Foreign Currency Translation

The financial statements of our company are stated in United States dollars although we earn revenues in the currencies of Canada and other foreign jurisdictions. The financial statements of our company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 “Foreign Currency Translation”. Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders’ equity accounts are translated at the appropriate historical rate. The translation of all currencies into United States dollars is included solely for your convenience. Such translation should not be construed as a representation that our foreign currencies can be converted into United States dollars at that rate or any other rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income.

Revenue Recognition

Our company recognizes revenue when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists;
•	Delivery has occurred or services have been rendered;
•	Price to the customer is fixed or determinable; and
•	Collectibility is reasonably assured.

In addition, we follow the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, which sets out the guidelines for the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

In regards to our company’s allowance for doubtful accounts, we may periodically record a provision for doubtful accounts based on an evaluation of the collectibility of accounts receivable by assessing, among other factors, our customer’s willingness or ability to pay, repayment history, general economic conditions, and the ongoing relationship with our customers. The total amount of this provision is determined by first identifying the receivables of customers that are considered to be a higher credit risk based on their current overdue accounts, difficulties in collecting from these customers in the past and their overall financial condition. For each of these customers, our company estimates the extent to which the customer will be able to meet its financial obligations, and we record an allowance that reduces our accounts receivable for that customer to the amount that is reasonably believed will be collected. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions deteriorate, thereby reducing net income. As of July 31, 2005, no allowance for doubtful accounts was considered necessary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Astro Nutrition was acquired from our president, Chester Ku. In consideration for the acquisition we issued Chester Ku a promissory note in the amount of $100 at the time of the acquisition. At the time of the acquisition, Chester Ku was the sole shareholder, director and officer of both our company and Astro Nutrition.

On January 14, 2005, we issued 100,000 shares of our common stock at $0.001 per share to Chester Ku, our president, secretary, treasurer and director, in a private placement transaction.

On February 21, 2005, we issued 6,500,000 shares of our common stock at $0.005 per share to Chester Ku, our president, secretary, treasurer and director, in a private placement transaction.

On February 22, 2004, we issued 2,000,000 shares of our common stock at $0.005 per share to Bianca Knop, our vice-president and director, in a private placement transaction.

Given that we are a start-up, development stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

The promoters of our company are our president, secretary, treasurer and director, Chester Ku, and our vice-president and director, Bianca Knop.

Chester Ku, a director and the president of our company, has provided bridge loans to Astro Nutrition totaling $12,135 from which Astro Nutrition purchased computer equipment, office furniture and inventory. The loans are verbal, unsecured, due on demand and non-interest bearing loans which have no fixed terms of repayment and no terms of conversion. The amount of the loans outstanding as of July 31, 2005 is $15,286. Our company does not intend to evidence this agreement by written contract.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)    1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 116,300 shares as of the date of this prospectus; or

(2)    the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 8,600,000 shares of our common stock that may be sold pursuant to Rule 144 after February 22, 2004. Rule 144 applies to the 8,600,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 3,030,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. The affiliates of our company, Chester Ku, our president, secretary, treasurer and director, owns 6,600,000 shares and Bianca Knop, our vice-president and director, owns 2,000,000 shares. There are currently 32 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company or our subsidiaries has received an annual salary and bonus that exceeded $100,000 from the inception date of our company to January 31, 2005. The following table shows the compensation received by our president from the inception date of our company to January 31, 2005.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Chester Ku President, Secretary, Treasurer and Director(2)	Inception to January 31, 2005	$Nil	Nil	$Nil	Nil	Nil	Nil	Nil

(1)  The value of perquisites and other personal benefits, securities and property for the executive officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	Chester Ku became our president, secretary and treasurer on January 15, 2005.

Stock Options and Stock Appreciation Rights

From the date of our inception to January 31, 2005 we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation Of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the fiscal period ended January 31, 2005.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

Our president, Chester Ku, provides management services and office premises to our company. Pursuant to a sub-lease agreement, we have agreed to pay our president $1,000 per month for the lease of our office premises starting on April 1, 2005.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 as amended by Form SB-2/A, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Glass Wave Enterprises, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States Dollars and are prepared in conformity with generally accepted accounting principles of the United States.

The following consolidated financial statements pertaining to our company are filed as part of this registration statement:

Audited consolidated financial statements for the period from November 25, 2004 (Date of Inception) to January 31, 2005.

Report of Independent Registered Accounting Firm	F–1
Consolidated Balance Sheet	F–2
Consolidated Statement of Operations	F–3
Consolidated Statement of Cash Flows	F–4
Consolidated Statement of Stockholders’ Equity	F–5
Notes to the Consolidated Financial Statements	F–6

Unaudited consolidated financial statements for the six months ended July 31, 2005.

Interim Consolidated Balance Sheets	F–12
Interim Consolidated Statements of Operations	F–13
Interim Consolidated Statements of Cash Flows	F–14
Interim Consolidated Statements of Stockholders’ Equity	F–15
Notes to the Interim Consolidated Financial Statements	F–16

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of Glass Wave Enterprises, Inc.:

We have audited the accompanying consolidated balance sheet of Glass Wave Enterprises, Inc. (A Development Stage Company) as of January 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period ended January 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis of our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2005, and the results of its operations and its cash flows for the period ended January 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, additional capital will be necessary to fund the Company’s long-term operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C.	STALEY, OKADA & PARTNERS
March 30, 2005	CHARTERED ACCOUNTANTS

Glass Wave Enterprises, Inc.

Consolidated Statement of Cash Flows

(A Development Stage Company)

(expressed in U.S. dollars)

January 31, 2005 $
ASSETS

Current Assets

Cash	17,410
Accounts receivable	3,616
Inventory	4,936

Total Current Assets	25,962

Property and Equipment (Note 3)	2,430

Total Assets	28,392

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	3,165
Accrued liabilities	9,150
Income taxes payable	1,824
Deferred revenue	205
Due to related party (Note 4)	12,135

Total Liabilities	26,479

Going Concern (Note 1)

Stockholders’ Equity

Common Stock (Note 5) Authorized: 75,000,000 shares, par value $0.001 Issued: 100,000 shares	100

Additional Paid in Capital (Discount)	(99)

Accumulated Other Comprehensive Loss	(47)

Retained Earnings	1,959

Total Stockholders’ Equity	1,913

Total Liabilities and Stockholders’ Equity	28,392

The accompanying notes are an integral part of these financial statements

Glass Wave Enterprises, Inc.

Consolidated Statement of Cash Flows

(A Development Stage Company)

(expressed in U.S. dollars)

Accumulated from November 25, 2004 (Date of Inception) to January 31, 2005 $

Revenue	28,261

Cost of Goods Sold	(10,183)

Gross Profit	18,078

Expenses

Advertising	3,430
Depreciation	115
Office and general	1,440
Professional fees	9,281

Total Expenses	14,266

Net Income Before Income Taxes	3,812

Income Taxes	(1,853)

Net Income for the Period	1,959

Net Income Per Share – Basic and Diluted	0.02

Weighted Average Shares Outstanding	100,000

The accompanying notes are an integral part of these financial statements

Glass Wave Enterprises, Inc.

Consolidated Statement of Cash Flows

(A Development Stage Company)

(expressed in U.S. dollars)

Accumulated from November 25, 2004 (Date of Inception) to January 31, 2005 $

Cash Flows From Operating Activities

Net income for the period	1,959

Adjustments to reconcile net income to net cash used in operating activities

Depreciation	115

Changes in operating assets and liabilities

Accounts receivable	(3,616)
Inventory	(4,936)
Accounts payable	3,165
Accrued liabilities	9,150
Income taxes payable	1,824
Deferred revenue	205
Due to related party	12,035

Net Cash Provided by Operating Activities	19,901

Cash Flows From Investing Activities

Acquisition of property and equipment	(2,545)
Net cash acquired in recapitalization	100

Net Cash (Used in) Investing Activities	(2,445)

Cash Flows From Financing Activities

Issuance of common stock	1

Net Cash Provided By Financing Activities	1

Effect of Exchange Rate Changes on Cash	(47)

Net Increase in Cash	17,410

Cash– Beginning of Period	–

Cash– End of Period	17,410

Supplemental Disclosures

Interest paid	–
Income taxes paid	–

The accompanying notes are an integral part of these financial statements

Glass Wave Enterprises, Inc.

(A Development Stage Company)

Statement of Stockholders’ Equity

From November 25, 2004 (Date of Inception) to January 31, 2005

(expressed in U.S. dollars)

				Accumulated
			Additional	Other
			Paid In	Comprehensive	Retained
	Number of Shares	Amount	Capital	Income (loss)	Earnings	Total
		$	$	$	$	$

Balance – November 25, 2004 (Date of Inception) – stock issued for cash	1	1	–	–	–	1

Adjustments for recapitalization (Note 6)

- elimination of shares of Astro Nutrition Inc.	(1)	(1)	–	–	–	(1)

- add issued shares of Glass Wave Enterprises, Inc.	100,000	100	(99)	–	–	1

Foreign currency translation	–	–	–	(47)	–	(47)

Net income for the period	–	–	–	–	1,959	1,959
						(
Balance – January 31, 2005	100,000	100	(99)	(47)	1,959	1,913

The accompanying notes are an integral part of these financial statements

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

1.	Nature of Operations

Glass Wave Enterprises, Inc. (the “Company”) was incorporated in the State of Nevada on May 12, 2004. Effective January 31, 2005, the Company acquired all the outstanding common stock of Astro Nutrition Inc.. (“Astro”), a company under common control. Prior to the acquisition, the Company was a non-operating shell corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization. See Note 6.

The Company is based in Vancouver, British Columbia, Canada and its principal business is the sale of vitamins and mineral supplements via the web.

The Company’s primary source of revenue is from the sale of vitamins and mineral supplements. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company recently commenced operations and has never paid any dividends. The Company is unlikely to pay dividends in the immediate or foreseeable future. The ability to operate as a going concern is dependent upon the Company’s successful efforts to raise sufficient capital.

In response to these problems, management has planned the following actions:

•

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register up to a maximum of 20,000,000 shares of common stock for sale by the Company at a price of $0.005 per share for proceeds of $100,000 before issue costs,

•	Management intends to raise additional funds through public or private placement offerings, and
•	Management expects to increase marketing efforts in order to generate more sales.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

2.	Summary of Significant Accounting Principles

a)	Basis of Presentation and Fiscal Year

These consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. These financial statements include the accounts of the Company and its wholly-owned subsidiary Astro Nutrition Inc., a private company incorporated in the Province of British Columbia, Canada. All significant intercompany transactions and balances have been eliminated. The Company’s fiscal year end is January 31.

b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

d)	Financial Instruments and Concentrations

The fair value of financial instruments which include cash, accounts receivable, inventory, accounts payable, income taxes payable, deferred revenue and amounts due to a related party were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

e)	Inventory

Inventory is stated at the lower of cost or estimated realizable value and consists of products held for resale purposes only. Cost is determined using the average cost basis.

f)	Property and Equipment

Property and equipment consists of computer hardware, furniture and equipment and is recorded at cost, less accumulated depreciation. Computer hardware and furniture and equipment are being depreciated on a straight-line basis over their estimated lives of three years and five years, respectively.

g)	Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes an impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

h)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The financial statements of the Company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 “Foreign Currency Translation”. Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders’ equity accounts are translated at the appropriate historical rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income. Sales are denominated in currencies other than the Company’s functional currency. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

i)	Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue consists of sales of vitamins and mineral supplements and are recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

Trade accounts receivable relate to the sale of vitamins and mineral supplements. The Company sells to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. As of January 31, 2005, no allowance for doubtful accounts was considered necessary.

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

j)	Other Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at January 31, 2005, the Company‘s only component of comprehensive income (loss) was foreign currency translation adjustments.

k)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

l)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R primarily focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. For nonpublic entities, SFAS 123R must be applied as of the beginning of the first annual reporting period beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

In November 2004, FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43”. SFAS 151 amends the guidance in ARB No. 43, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and are to be applied prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

(m)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

3.	Property and Equipment
		Cost $	Accumulated Depreciation $	January 31, 2005 Net Carrying Value $

	Computer hardware	1,698	85	1,613
	Furniture and equipment	847	30	817

		2,545	115	2,430

4.	Related Party Balances/Transactions

The amount of $12,135 owing to the President of the Company is non-interest bearing, unsecured and due on demand.

5.	Common Stock
	a)	On November 25, 2004, Astro had issued 100 shares of its common stock for cash proceeds of $1.
	b)	On January 14, 2005, prior to the recapitalization, the Company issued 100,000 shares of its common stock at $0.001 per share for cash proceeds of $100.

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

6.	Capital Transaction

By a Share Purchase Agreement dated January 31, 2005, the Company acquired 100% of the issued and outstanding common stock of Astro Nutrition Inc. (“Astro”) in consideration for the issuance of a promissory note for a nominal $100. Astro was incorporated on November 25, 2004 under the Company Act of British Columbia, Canada and was owned by the President of the Company. The principal business of Astro is the sale of vitamins and mineral supplements.

Prior to the acquisition, the Company was a non-operating shell company with nominal net assets. The sole shareholder of Astro was also the sole shareholder of the Company at the time of the transaction. Therefore, this acquisition is a capital transaction in substance, rather than a business combination, and has been accounted for as a recapitalization. Because Astro is deemed to be the acquirer for accounting purposes, the financial statements are presented as a continuation of Astro and include the results of operations of Astro since incorporation on November 25, 2004, and the results of operations of the Company since the date of acquisition on January 31, 2005.

As at January 31, 2005 the Company had $100 of net assets which has been allocated to common stock.

7.	Income Taxes

Income tax expense for the period from November 25, 2004 (date of inception) to January 31, 2005 was as follows:

	Canada $	United States $

Current	1,853	–
Deferred:	–	–

Total income tax expense	1,853	–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows:

	Canada	United States

Statutory federal income tax rate	37.6%	34.0%
Change in valuation allowance	–	(34.0%)

Total income tax expense	37.6%	–

The deferred tax liabilities and assets as at January 31, 2005 were as follows:

	Canada $	United States $

Deferred tax assets
- Net operating loss carryforwards	–	340
- Less valuation allowance	–	(340)

Net deferred tax asset and liability	–	–

At January 31, 2005, the Company had net operating losses for U.S. federal income tax purposes of $1,000, which begin expiring in fiscal 2025. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

Glass Wave Enterprises, Inc.

Notes to the Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended January 31, 2005

(expressed in U.S. dollars)

8.	Segmented Information

The Company operates in one reportable operating segment as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The Company's operations involve the sale of vitamins and mineral supplements via the web. As a result the Company aggregates its results of operations in one reportable operating segment. All assets, liabilities and expenses are based in Canada. The Company generates sales in different geographic areas. A summary is disclosed in the following table.

Accumulated from November 25, 2004 (Date of Inception) to January 31, 2005 $

Revenue

Great Britain	26,000
Other	2,261

28,261

January 31, 2005 $

Long-Lived Assets

Great Britain	–
Canada	2,430
Other	–

2,430

9.	Subsequent Events
a)

In February, 2005, the Company completed two share purchase agreements with the President and the director of the Company. The Company received total proceeds of $42,500, being $0.001 per share and $0.004 per share for excess consideration over par value, for the issuance of 8,500,000 shares of common stock of the Company.

b)	In March, 2005, the Company accepted 3,030,000 share subscriptions for total proceeds of $15,150, being $0.001 per share and $0.004 per share for excess consideration over par value.

Glass Wave Enterprises, Inc.

Interim Consolidated Balance Sheets

(A Development Stage Company)

(expressed in U.S. dollars)

	July 31, 2005 $	January 31, 2005 $
	(unaudited)	(audited)
ASSETS

Current Assets

Cash	146,634	17,410
Short-term investments	8,169	–
Accounts receivable	26,499	3,616
Prepaid	14,051	-
Inventory	29,431	4,936

Total Current Assets	224,784	25,962

Property and Equipment (Note 3)	4,528	2,430

Total Assets	229,312	28,392

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	13,751	3,165
Accrued liabilities	10,160	9,150
Income taxes payable	48,558	1,824
Deferred revenue	5,231	205
Due to related party (Note 4)	15,286	12,135

Total Liabilities	92,986	26,479

Stockholders’ Equity

Common Stock (Note 5) Authorized: 75,000,000 shares, par value $0.001 Issued: 11,630,000 shares (January 31, 2005 - 100,000 shares)	11,630	100

Additional Paid in Capital (Discount)	46,021	(99)

Accumulated Other Comprehensive Loss	1,034	(47)

Retained Earnings	77,641	1,959

Total Stockholders’ Equity	136,326	1,913

Total Liabilities and Stockholders’ Equity	229,312	28,392

The accompanying notes are an integral part of these financial statements

Glass Wave Enterprises, Inc.

Interim Consolidated Statements of Operations

(A Development Stage Company)

(expressed in U.S. dollars)

	Accumulated from November 25, 2004 (Date of Inception) to July 31, 2005 $	Six Months Ended July 31, 2005 $	Three Months Ended July 31, 2005 $
	(unaudited)	(unaudited)	(unaudited)

Revenue	359,269	331,008	226,950

Cost of Goods Sold	(140,785)	(130,602)	(87,906)

Gross Profit	218,484	200,406	139,044

Expenses

Advertising	30,785	27,355	19,889
Depreciation	649	534	363
Office and general	13,261	11,821	7,721
Professional fees	47,245	37,964	30,491

Total Expenses	91,940	77,674	58,464

Net Income Before Income Taxes	126,544	122,732	80,580

Income Taxes	 (48,903)	(47,050)	(30,314)

Net Income for the Period	77,641	75,682	50,266

Net Income Per Share – Basic and Diluted		0.01	0.00

Weighted Average Shares Outstanding		10,381,657	11,630,000

The accompanying notes are an integral part of these interim financial statements

Glass Wave Enterprises, Inc.

Interim Consolidated Statements of Cash Flows

(A Development Stage Company)

(expressed in U.S. dollars)

	Accumulated from November 25, 2004 (Date of Inception) to July 31, 2005 $	Six Months Ended July 31, 2005 $	Three Months Ended July 31, 2005 $
	(unaudited)	(unaudited)	(unaudited)

Cash Flows From Operating Activities

Net income for the period	77,641	75,682	50,266

Adjustments to reconcile net income to net cash used in operating activities

Depreciation	649	534	363

Changes in operating assets and liabilities

Accounts receivable	 (26,499)	(22,883)	(19,657)
Prepaid	(14,051) 	(14,051)	(14,051)
Inventory	(29,431)	(24,495)	(15,628)
Accounts payable	13,751	10,586	6,947
Accrued liabilities	10,160	1,010	5,599
Income taxes payable	48,558	46,734	31,1814
Deferred revenue	5,231	5,026	5,231
Due to related party	15,186	3,151	3,158

Net Cash Provided by Operating Activities	101,195	81,294	53,412

Cash Flows From Investing Activities

Acquisition of property and equipment	(5,181)	(2,636)	(2,670)
Acquisition of investments	(8,169)	(8,169)	(8,169)
Net cash acquired in recapitalization	100	–	-

Net Cash (Used in) Investing Activities	(13,250)	(10,805)	(10,839)

Cash Flows From Financing Activities

Issuance of common stock	57,651	57,650	-

Net Cash Provided By Financing Activities	57,651	57,650	-

Effect of Exchange Rate Changes on Cash	1,038	1,085	1,932

Net Increase in Cash	146,634	129,224	44,505

Cash– Beginning of Period	–	17,410	102,129

Cash– End of Period	146,634	146,634	146,634

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	785	785	–

The accompanying notes are an integral part of these interim financial statements

Glass Wave Enterprises, Inc.

(A Development Stage Company)

Interim Statement of Stockholders’ Equity

From November 25, 2004 (Date of Inception) to July 31, 2005

(expressed in U.S. dollars)

				Accumulated
			Additional	Other
	Common		Paid In	Comprehensive	Retained
	Stock	Amount	Capital	Income (Loss)	Earnings	Total
	#	$	$	$	$	$

Balance – November 25, 2004 (Date of Inception) – stock issued for cash	1	1	–	–	–	1

Adjustments for recapitalization (Note 6)

- elimination of shares of Astro Nutrition Inc.	(1)	(1)	–	–	–	(1)

- add issued shares of Glass Wave Enterprises, Inc.	100,000	100	(99)	–	–	1

Foreign currency translation	–	–	–	(47)	–	(47)

Net income for the period	–	–	–	–	1,959	1,959
						(
Balance – January 31, 2005 (audited)	100,000	100	(99)	(47)	1,959	1,913

Common stock issued for cash at $0.005 per share	11,530,000	11,530	46,120	–	–	57,650

Foreign currency translation	–	–	–	(847)	–	(847)

Net income for the period	–	–	–	–	25,416	25,416

Balance – April 30, 2005 (unaudited)	11,630,000	11,630	46,021	(894)	27,375	84,132

Foreign currency translation	–	–	–	1,928	–	1,928

Net income for the period	–	–	–	–	50,266	50,266

Balance – July 31, 2005 (unaudited)	11,630,000	11,630	46,021	1,034	77,641	136,326

The accompanying notes are an integral part of these interim financial statements

Glass Wave Enterprises, Inc.

Notes to the Interim Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended July 31, 2005

(expressed in U.S. dollars)

(unaudited)

1.	Nature of Operations

Glass Wave Enterprises, Inc. (the “Company”) was incorporated in the State of Nevada on May 12, 2004. Effective January 31, 2005, the Company acquired all the outstanding common stock of Astro Nutrition Inc. (“Astro”), a company under common control. Prior to the acquisition, the Company was a non-operating shell corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a recapitalization. See Note 6.

The Company is based in Vancouver, British Columbia, Canada and its principal business is the sale of vitamins and mineral supplements via the web.

The Company’s primary source of revenue is from the sale of vitamins and mineral supplements..

2.	Summary of Significant Accounting Principles
	a)	Basis of Presentation and Fiscal Year

These interim consolidated financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. These financial statements include the accounts of the Company and its wholly-owned subsidiary Astro Nutrition Inc., a private company incorporated in the Province of British Columbia, Canada. All significant intercompany transactions and balances have been eliminated. The Company’s fiscal year end is January 31.

b)	Use of Estimates

The preparation of interim financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)	Financial Instruments and Concentrations

The fair value of financial instruments which include cash, short-term investments, accounts receivable, inventory, accounts payable, income taxes payable, deferred revenue and amounts due to a related party were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.


e)	Inventory

Inventory is stated at the lower of cost or estimated realizable value and consists of products held for resale purposes only. Cost is determined using the average cost basis.

f)	Property and Equipment

Property and equipment consists of computer hardware, furniture and equipment and is recorded at cost, less accumulated depreciation. Computer hardware and furniture and equipment are being depreciated on a straight-line basis over their estimated lives of three years and five years, respectively.

g)	Long-Lived Assets

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets”, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Glass Wave Enterprises, Inc.

Notes to the Interim Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended July 31, 2005

(expressed in U.S. dollars)

(unaudited)

2.	Summary of Significant Accounting Principles (continued)
h)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The financial statements of the Company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 “Foreign Currency Translation”. Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders’ equity accounts are translated at the appropriate historical rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income. Sales are denominated in currencies other than the Company’s functional currency. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

i)	Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue consists of sales of vitamins and mineral supplements and are recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed or products shipped, and collectibility is reasonably assured.

Trade accounts receivable relate to the sale of vitamins and mineral supplements. The Company sells to customers based on standard credit policies and regularly reviews accounts receivable for any bad debts. As of July 31, 2005, no allowance for doubtful accounts was considered necessary.

j)	Other Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at July 31, 2005, the Company‘s only component of comprehensive income (loss) was foreign currency translation adjustments.


k)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

l)	Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R primarily focuses on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

Glass Wave Enterprises, Inc.

Notes to the Interim Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended July 31, 2005

(expressed in U.S. dollars)

(unaudited)

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

In November 2004, FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43”. SFAS 151 amends the guidance in ARB No. 43, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, and are to be applied prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.


m)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

n)	Interim Financial Statements

These interim unaudited financial statements for the period ended July 31, 2005 have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period

3.	Property and Equipment

	July 31, 2005			January 31, 2005
		Accumulated	Net Book	Net Book
	Cost	Depreciation	Value	Value
	$	$	$	$
			(unaudited)	(audited)

Computer hardware	4,326	539	3,787	1,613
Furniture and equipment	855	114	741	817

	5,181	653	4,528	2,430

4.	Related Party Balances/Transactions

At July 31, 2005 the Company was indebted to the President of the Company in the amount of $15,286 (January 31, 2005 - $12,135). These amounts are non-interest bearing, unsecured and due on demand.

5.	Common Stock

a) On November 25, 2004, Astro had issued 100 shares of its common stock for cash proceeds of $1.

Glass Wave Enterprises, Inc.

Notes to the Interim Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended July 31, 2005

(expressed in U.S. dollars)

(unaudited)

b) On January 14, 2005, prior to the recapitalization, the Company issued 100,000 shares of its common stock at $0.001 per share for cash proceeds of $100.

5.	Common Stock (continued)

c)  In February, 2005, the Company completed two share subscription agreements with the President and the director of the Company. The Company received total proceeds of $42,500, being $0.001 per share and $0.004 per share for excess consideration over par value, for the issuance of 8,500,000 shares of common stock of the Company.

d) In March, 2005, the Company accepted 3,030,000 share subscriptions for total proceeds of $15,150, being $0.001 per share and $0.004 per share for excess consideration over par value.


6.	Capital Transaction

By a Share Purchase Agreement dated January 31, 2005, the Company acquired 100% of the issued and outstanding common stock of Astro Nutrition Inc. (“Astro”) in consideration for the issuance of a promissory note for a nominal $100. Astro was incorporated on November 25, 2004 under the Company Act of British Columbia, Canada and was owned by the President of the Company. The principal business of Astro is the sale of vitamins and mineral supplements.

Prior to the acquisition, the Company was a non-operating shell company with nominal net assets. The sole shareholder of Astro was also the sole shareholder of the Company at the time of the transaction. Therefore, this acquisition is a capital transaction in substance, rather than a business combination, and has been accounted for as a recapitalization. Because Astro is deemed to be the acquirer for accounting purposes, the financial statements are presented as a continuation of Astro and include the results of operations of Astro since incorporation on November 25, 2004, and the results of operations of the Company since the date of acquisition on January 31, 2005.

As at January 31, 2005 the Company had $100 of net assets which has been allocated to common stock.

7.	Income Taxes

Income tax expense for the six-month period ended July 31, 2005 was as follows:

	Canada $	United States $

Current	47,050	–
Deferred:	–	–

Total income tax expense	47,050	–

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate follows:

	Canada	United States

Statutory federal income tax rate	37.6%	34.0%
Change in valuation allowance	–	(34.0%)

Total income tax expense	37.6%	–

The deferred tax liabilities and assets as at July 31, 2005 were as follows:

	Canada $	United States $

Deferred tax assets
- Net operating loss carryforwards	–	340
- Less valuation allowance	–	(340)

Net deferred tax asset and liability	–	–

Glass Wave Enterprises, Inc.

Notes to the Interim Consolidated Financial Statements

(A Development Stage Company)

For the Period Ended July 31, 2005

(expressed in U.S. dollars)

(unaudited)

At July 31, 2005, the Company had an accumulated net operating losses for U.S. federal income tax purposes of $1,000, which begin expiring in fiscal 2025. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.


8.	Segmented Information

The Company operates in one reportable operating segment as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. The Company's operations involve the sale of vitamins and mineral supplements via the web. As a result the Company aggregates its results of operations in one reportable operating segment. All assets, liabilities and expenses are based in Canada. The Company generates sales in different geographic areas. A summary is disclosed in the following table.

	Accumulated from November 25, 2004 (Date of Inception) to July 31,  2005 $	SixMonths Ended July 31, 2005 $	Three Months Ended July 31, 2005 $
	(unaudited)	(unaudited)	(unaudited)

Revenue

Great Britain	327,973	301,973	212,455
Other	31,296	29,035	14,495</R

	359,269	331,008	226,950

	July 31, 2005 $	January 31, 2005 $
	(unaudited)	(audited)

Long-Lived Assets

Great Britain	–	–
Canada	4,528	2,430
Other	–	–

	4,528	2,430

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director’s duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Nevada, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$53.49
Printing and engraving expenses	$0.00(1)
Accounting fees and expenses	$10,000(1)
Legal fees and expenses	$20,000(1)
Transfer agent and registrar fees	$2,000(1)
Fees and expenses for qualification under state securities laws	$0.00
Miscellaneous	$1,000.00(1)
Total	$33,053.49

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On January 14, 2005, we issued 100,000 common shares to Chester Ku at an offering price of $0.001 per share for gross offering proceeds of $100 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933. Chester Ku is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Glass Wave Enterprises, Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On February 21, 2005, we issued 6,500,000 shares to Chester Ku at an offering price of $0.005 per share for gross offering proceeds of $32,500 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Chester Ku is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Glass Wave Enterprises, Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On February 22, 2005 we issued 2,000,000 shares to Bianca Knop at an offering price of $0.005 per share for gross offering proceeds of $10,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Bianca Knop is not a U.S. person as that term is defined in Regulation S. No directed selling efforts were made in the United States by Glass Wave Enterprises, Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

On March 1, 2005, we issued 3,030,000 common shares to the following 32 subscribers at an offering price of $0.005 per share for gross offering proceeds of $15,150 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by Glass Wave Enterprises, Inc., any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Irwin Lee	90,000
Fabyo Araujo	90,000
Robin Varley	105,000
Andrew Walter	60,000
Fred Masse	100,000
Eric Masse	80,000
Dallas Bolton	100,000
Theresa Martin	90,000
Reid Parr	120,000
Melanie Mageau	100,000
Matt Sullivan	100,000

Brian Wong	90,000
Melissa Sevigny	130,000
Eliza Henshaw	100,000
Meg Chamberlin	80,000
David Hardy	90,000
Jennifer Goodson	90,000
Don Campbell	80,000
Emily To	80,000
Drew Malcolm	95,000
Steve Geszler	80,000
Darren Stoupe	90,000
Erica Dunham	100,000
Kevin Mcclay	120,000
Michael McIntosh	90,000
Eric Nyberg	100,000
Ryan Thompson	100,000
Sam Issari	75,000
Mack Hardy	100,000
Sean Conner	120,000
Carmen Bishop	85,000
Shawn Sabhaney	100,000

Item 27 EXHIBITS


Exhibit Number	Description
3.1(2)	Articles of Incorporation
3.2(1) 	Bylaws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1(1)	Subscription Agreement, dated January 14, 2005, between Glass Wave Enterprises, Inc. and Chester Ku

10.2(1)	Share Purchase Agreement, dated January 31, 2005 between Chester Ku and Glass Wave Enterprises Inc.

10.3(2)	Subscription Agreement, dated February 21, 2005, between Glass Wave Enterprises, Inc. and Chester Ku

10.4(1)	Subscription Agreement, dated February 22, 2005 between Glass Wave Enterprises, Inc. and Bianca Knop

10.5(2)	Subscription Agreement, dated March 1, 2005, between Glass Wave Enterprises, Inc. and the 32 investors as set out in Item 26 of the Form SB-2/A

10.6(1)	User Agreement for PayPal Service

10.7(1)	Customer Agreement for World Pay Service

10.8(2)	Premium Managed Hosting Agreement dated June 10, 2005, between Groovy Web Services and Astro Nutrition Inc.

10.9(1)	Sublease Agreement dated March 29, 2005 between Chester Ku and Astro Nutrition Inc.

21	Subsidiaries of Glass Wave Enterprises, Inc. Astro Nutrition Inc. (British Columbia)

23.1*	Consent of Staley, Okada & Partners, Chartered Accountants


*Filed herewith

(1) Incorporated by reference from our Registration Statement on Form SB-2 filed on May 5, 2005

(2) Incorporated by reference from our Registration Statement on Form SB-2/a filed on July 29, 2005

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)    file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)	any prospectus required by Section 10(a)(3) of the Securities Act;

(b)    reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)    any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)    for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on October 14, 2005.

GLASS WAVE ENTERPRISES, INC.

/s/ Chester Ku

By: Chester Ku, President, Secretary, Treasurer and Director

(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: October 14, 2005

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Chester Ku as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Chester Ku

By: Chester Ku, President, Secretary, Treasurer and Director

(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: October 14,  2005

/s/ Chester Ku, attorney for Bianca Knop

By: Bianca Knop, Vice-President and Director

Dated: October 14,  2005